Annual Meeting of Participation Certificate Holders
(Unaudited)
June 30, 2011

The 2011 Plan Investment Fund, Inc. Annual Meeting of Participation Certificate holders was held on June 17, 2011. At this meeting the Participation Certificate holders elected the slate of Trustee nominees recommended by the Board of Trustees, and ratified the selection of Deloitte & Touche LLP, as the independent registered public accounting firm for the fiscal year ending December 31, 2011. A total of 1,251,795,251.15 Participation Certificates, representing
97.66 % of the Participation Certificates eligible to be voted at the meeting were voted as follows:



Election of Trustee Nominations

For
1,251,795,251.15

Against
0

Abstain
0



Ratification of independent registered public accounting firm

For
1,251,795,251.15

Against
0

Abstain
0